UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    December 10, 2008

POKERTEK, INC.

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	000-51572	61-1455265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1150 Crews Road, Suite F Matthews, North Carolina	28105
(Address of Principal Executive Offices)	(Zip Code)

(704) 849-0860

(Registrant’s telephone number, including area code)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 10, 2008, PokerTek, Inc. (the “Company”) entered into an international distribution rights agreement (the “Distribution Agreement”) with Aristocrat International Pty. Limited and its affiliates (collectively, “Aristocrat”) dated November 24, 2008, which superseded and replaced the terms and conditions of the distribution rights agreement entered into between the Company and Aristocrat on January 20, 2006 (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 26, 2006) (the “Original Agreement”).  Aristocrat International Pty. Limited is a wholly owned subsidiary and affiliate of Aristocrat Leisure Limited, a leading global provider of gaming solutions that focuses primarily on video slot machines, progressive systems and casino management systems.

The Distribution Agreement provides Aristocrat with the sole and exclusive right, subject to the Company’s right to revoke Aristocrat’s exclusivity under certain circumstances, to globally (excluding the United States, Canada and cruise ships wherever located): (i) distribute, market and enter into customer agreements; (ii) under certain circumstances, manufacture the Company’s PokerPro™ system; and (iii) under certain circumstances, license the Company’s intellectual property rights in its PokerPro™ system to customers and to third-party distributors.  Pursuant to the terms of the Distribution Agreement, Aristocrat will either (i) purchase the PokerPro™ system from the Company (at the Company’s manufacturing cost plus 20% unless otherwise agreed in writing by the parties) and then lease the PokerPro™ system to a customer for a fee, which triggers the payment of certain licensing fees to the Company (the “Product Rental Model”); or (ii) purchase the PokerPro™ system from the Company (at the Company’s manufacturing cost plus a margin to be agreed upon by the parties) and then sell the PokerPro™ system to a customer outright (the “Outright Purchase Model”).  Under the Product Rental Model, Aristocrat will pay to the Company, as a licensing fee to permit the customer to use the software in the PokerPro™ system, 10% of all lease fees received by Aristocrat from a customer until Aristocrat has recouped the price paid for the PokerPro™ system (and other costs of acquisition and placement) and 50% of all lease fees received by Aristocrat from a customer on and from the date such costs have been recouped.  Under the Outright Purchase Model, the outright sale price to the customer includes a perpetual software license.

Pursuant to the Distribution Agreement, the Company will, among other things, at its own expense, provide Aristocrat with the necessary training to install, operate, maintain and service the PokerPro™ system and obtain and maintain all current approvals of appropriate regulators in existence on the date of the Distribution Agreement.  Aristocrat may, at its own expense: (i) appoint, upon the Company’s prior written consent, a third-party sub-distributor to distribute, subject to certain restrictions, the PokerPro™ system in any jurisdiction (excluding the United States, Canada and cruise ships wherever located); (ii) offer a free trial period to customers of up to 90 days, provided that it is clearly documented in the customer agreement; and (iii) elect to re-deploy (by leasing or selling), in its sole discretion, the PokerPro™ system to new customers upon the expiry of customer rental agreements, with license fees payable to the Company to be calculated at 50% of revenue received from customers, assuming Aristocrat has recouped the initial cost of the PokerPro™ system.

The initial term of the Distribution Agreement expires on January 20, 2010.  Upon expiration of the initial term, the Distribution Agreement will continue for an additional nine year term under certain circumstances.  Thereafter, the Distribution Agreement will continue month to month until terminated by either the Company or Aristocrat upon one month’s prior written notice to the other, unless the Distribution Agreement is otherwise terminated in accordance with the terms of the Distribution Agreement. During the term of the Distribution Agreement and for a period of two years thereafter, Aristocrat cannot manufacture, sell, promote or distribute any restricted product (as such term is defined in the Distribution Agreement) that competes directly with the PokerPro™ system.

The Company has the option to revoke Aristocrat’s exclusive status as distributor of the PokerPro™ system upon (i) Aristocrat’s failure to install a minimum of 100 units of the PokerPro™ system by January 1, 2009; (ii) Aristocrat’s failure to install a minimum of 200 units of the PokerPro™ system by January 1, 2010; (iii) the Company’s determination that Aristocrat has failed to comply with certain obligations under the Distribution Agreement, including but not limited to obtaining and maintaining certain required regulatory approvals; or (iv) the parties written agreement to revert to a non-exclusive status in any particular jurisdiction.  Further, either party may terminate the Distribution Agreement following, among other things: (i) certain breaches of material provisions of the Distribution Agreement; (ii) any criminal offense by the other party under relevant gaming laws; (iii) an event of default under the Distribution Agreement; or (iv) suspension or revocation of the other party’s license, authorities or approval that are required by applicable gaming laws or other governmental or quasi-governmental regulators.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2008	POKERTEK, INC.

	By:	/s/ Mark D. Roberson
Mark D. Roberson, Chief Financial Officer